Exhibit 5.3

BAILEY CAVALIERI LLC
ATTORNEYS AT LAW

One Columbus 10 West Broad Street, Suite 2100 Columbus, Ohio 43215-3422
telephone 614.221.3155 facsimile 614.221.0479
 www.baileycavalieri.com

direct dial:  614.229.3247
email: Jamie.Ryan@BaileyCavalieri.com

April 12, 2013

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as special counsel to Precision Strip Inc., an Ohio corporation, and Precision Strip Transport, Inc., an Ohio corporation (individually, a “Company” and collectively, the “Companies”), and have acted as such in connection with the offering by Reliance Steel & Aluminum Co., a California corporation (“Reliance”), of its 4.500% Senior Notes due 2023 (the “Notes”), pursuant to the registration statement on Form S-3 (File No. 333-187666) (the “Registration Statement”) and the prospectus contained therein filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the prospectus supplement dated April 9, 2013 relating to the Notes (with the supplement, the “Prospectus”). The Notes will be issued pursuant to an Indenture among Reliance, the subsidiary guarantors named therein (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), dated April 12, 2013, as supplemented by a First Supplemental Indenture thereto dated April 12, 2013 (as supplemented, the “Indenture”). The Notes will be guaranteed by each respective Company and each of the other Guarantors (the “Guarantees”). Capitalized terms used herein that are not otherwise defined, shall have the meaning given to them in the Indenture.

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Indenture, the form of note to be guaranteed, the form of Guarantee, each Company’s articles of incorporation, as amended, and bylaws or code of regulations, and such agreements, documents, certificates and statements of government officials and other papers as we have deemed necessary or advisable as a basis for such opinions. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents and documents to be executed, we have assumed (i) that the parties thereto (other than the Companies) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, (ii) the due authorization, execution and delivery by such parties of such documents and (iii) that such documents constitute or will constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein, which we have not independently established or verified, we have relied upon statements and representations of officers and representatives of the Companies.

Based upon the foregoing, it is our opinion that:

1.                                      Each respective Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

2.                                      Each respective Company has the corporate power under the laws of the State of Ohio to create, enter into and perform its obligations under the Indenture.

3.                                      The Indenture and the Guarantees therein have been duly authorized by each respective Company and, when (i) the Indenture has been duly authorized, executed and delivered by each other party thereto; (ii) the specific terms of the Notes have been duly established in accordance with the Indenture; and (iii) the Notes have been duly authorized, executed and delivered by Reliance and authenticated by the Trustee in accordance with the applicable Indenture and the applicable underwriting or other agreement against payment therefor, the Guarantees will be a valid and binding obligation of each respective Company enforceable in accordance with its terms as provided in the Indenture.

The foregoing opinions are limited to the law of the State of Ohio. We express no opinion as to the laws of any other state or jurisdiction.

The foregoing opinions are subject to the following qualifications:

1.              The opinions expressed above are qualified to the extent that the legality, validity or enforceability against a Company of any provisions of the Indenture or the Guarantee or of any rights granted to you pursuant thereto may be subject to and affected by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, equitable subordination, moratorium or other laws affecting the rights of creditors generally.

2.              The enforceability of a respective Company’s obligations under the Indenture and the Guarantee are subject to general principles of equity, including (without limitation) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.              We express no opinion as to the enforceability of rights, provisions or interests to the extent, if any, dependent upon the enforceability of (a) waivers of rights or defenses of debtors or others which may not be waived or which may be waived only under certain circumstances under applicable law; (b) any provision for the award of attorneys’ fees or court costs to an opposing party; (c) provisions which purport to choose the governing law, venue and jurisdiction; (d) provisions which purport to waive the right to a jury trial; (e) powers of attorney; (f) provisions, if any, that are ambiguous or inconsistent within the Indenture; or (g) the Indenture against any party that does not execute the Indenture.

4.              The following rights and remedies provided for in the Indenture may also be affected or rendered unenforceable by Ohio law governing the same: (a) provisions for payment or repayment of charges, late charges and expenses, to the extent the same are determined to be a penalty, may not be enforceable; (b) any periods of notice (or lack thereof) to a Company prior to the other parties exercising certain rights and remedies may not satisfy any standard for reasonableness in effect at the time of such action; and (c) public policy considerations may limit the rights of the other parties to indemnification against actions taken by such other parties under the Indenture in violation of applicable law or public policy.

5.              We express no opinion regarding the necessity of any party, other than the respective Companies, to qualify to do business in Ohio or the impact the same (or the failure of such qualification) may have on the ability to use Ohio’s courts to enforce the Indenture.

We hereby consent to the filing of this opinion as an exhibit to Reliance’s current report on Form 8-K on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  Davis Polk & Wardwell LLP, special counsel to Reliance, may rely upon this opinion in connection with the offering of the Notes and the Guarantees.

Very truly yours,

BAILEY CAVALIERI LLC

James G. Ryan

By:	/s/ James G. Ryan
James G. Ryan, a member of the firm